                                                                    EXHIBIT 12.3

                             PACCAR AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)


                                                                               Year ended December 31
                                                 ----------------------------------------------------------------------------------
                                                      1999             1998             1997            1996             1995
                                                      ----             ----             ----            ----             ----

FIXED CHARGES
  Interest expense
      PACCAR and
      Subsidiaries (1)                            $   188,290      $   165,047      $   146,913     $   131,807       $  123,480

      Portion of rentals
        Deemed interest                                17,749           14,554            7,138           5,928            5,727
                                                  -----------      -----------      -----------     -----------       ----------

TOTAL FIXED CHARGES                               $   206,039      $   179,601      $   154,051     $   137,735       $  129,207
                                                  ===========      ===========      ===========     ===========       ==========

EARNINGS
  Income before taxes - PACCAR
      and Subsidiaries (2)                        $   923,137      $   653,037      $   534,723     $   312,925       $  399,562

FIXED CHARGES                                         206,039          179,601          154,051         137,735          129,207
                                                  -----------      -----------      -----------     -----------       ----------

EARNINGS AS DEFINED                              $  1,129,176      $   832,638      $   688,774     $   450,660       $  528,769
                                                 ============      ===========      ===========     ===========       ==========

RATIO OF EARNINGS
  TO FIXED CHARGES                                    5.48x            4.64x           4.47x            3.27x           4.09x

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(1) Exclusive of interest paid to PACCAR.

(2) Includes before-tax earnings of wholly owned subsidiaries.

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